Exhibit 99.1

For Immediate Release

Company Contact:

Grant Williams

Chief Financial Officer

(303) 444-0900 x 2185

gwilliams@noof.com

New Frontier Media Reports Fiscal 2010 Third Quarter Results

— World-wide distribution of content to over 217 million network homes —

— International distribution of content to over 33 million network homes —

BOULDER, COLORADO, February 9, 2010 — New Frontier Media, Inc. (Nasdaq/GS: NOOF), a leading provider of transactional television and the distribution of independent general motion picture entertainment, today reported its results for the fiscal 2010 third quarter and nine month period ended December 31, 2009.

“New Frontier Media’s performance during the third quarter of fiscal year 2010 was solid,” said Michael Weiner, chief executive officer of New Frontier Media, Inc.  “We have successfully executed against our strategic objectives throughout fiscal 2010, which include the expansion of our international footprint within the Transactional TV segment and the growth of our Film Production segment’s distribution of mainstream repped content to VOD platforms.  In the most recent quarter, the Company generated net income of $1.5 million, or $0.08 per share, on revenue of $11.5 million.  These results include approximately $0.9 million of international revenue within our core Transactional TV segment.  We have continued to gain distribution space with many of our core customers throughout the economic downturn, and we believe there may be signs of stabilization within the domestic business.”

“Distribution of mainstream content to VOD platforms contributed to the 22% increase in the Film Production segment’s revenue during the most recently completed quarter.  We expect this segment will complete two producer-for-hire productions and an episodic series production within the next three to nine months which will provide strong momentum during the remainder of fiscal 2010 and into fiscal 2011.”

Mr. Weiner continued, “We believe New Frontier Media, which currently delivers content to over 217 million network homes world-wide including over 33 million network homes internationally, is well positioned to participate in the changing landscape of media distribution.  Because of our extensive investment and focus on people, processes, and technology over the past 18 months, our current infrastructure is capable of distributing content through a variety of platforms including traditional broadcast television, VOD, IPTV, mobile devices and other consumer electronic devices, including connected TV’s, Blu-ray players, and game consoles.  Our Company is a distributor of content regardless of the platform.  We believe the Company’s strategic execution and ability to leverage its technological infrastructure with new and upcoming platforms will provide steady long-term growth for the Company.”

Third Fiscal Quarter Financial Highlights: December 31, 2009 Compared to December 31, 2008

•                  Revenue was $11.5 million for the quarter as compared to $12.6 million in the same prior year quarter and reflected the following results:

•                  Transactional TV segment revenue was $9.1 million as compared to $10.5 million in the same prior year quarter.  Video-on-demand (“VOD”) revenue was $4.9 million as compared to $5.2 million in the same prior year quarter and declined as a result of lower domestic revenue.  Pay-per-view (“PPV”) revenue was $4.0 million as compared to $5.1 million in the same prior year quarter, and revenue was also lower from a decline in domestic revenue.  We believe the decline in domestic revenue is primarily due to the economic downturn and corresponding reduction in consumer buys.   Partially offsetting the declines in domestic VOD and PPV revenue was an increase in international VOD revenue of $0.3 million and international PPV revenue of $0.1 million.

•                  Film Production segment revenue increased to $2.2 million from $1.8 million in the same prior year quarter primarily due to an increase in mainstream repped content revenue.  The increase in repped revenue was primarily due to (a) a $0.2 million increase from the distribution of horror film content to home video and VOD platforms through our arrangement with a mainstream film distributor, and (b) a $0.1 million increase in revenue from the distribution of mainstream content on domestic VOD platforms and through retail DVD markets.

•                  Direct-to-Consumer segment revenue was $0.3 million and was consistent with the same prior year quarter.

•                  Cost of sales was $4.2 million and was consistent with prior year period results.

•                  Operating expenses declined to $6.2 million as compared to $17.7 million.  The prior year quarter operating expenses included approximately $11.1 million of non-cash goodwill and film cost impairment charges. The operating expense results were also impacted by the following:

•                  a $0.4 million reduction in Direct-to-Consumer segment expenses from the restructuring of new product initiative operations in the fourth quarter of fiscal year 2009;

•                  a $0.2 million decline in Film Production segment expenses from a reduction in tradeshow costs associated with efforts to further reduce expenses in response to the economic downturn;

•                  a $0.1 million reduction in Corporate Administration segment expenses from renegotiating consulting and outside service fees; and

•                  a $0.3 million increase in Transactional TV segment expenses associated with business development consulting fees as well as additional advertising and promotion costs.

•                  The provision for income taxes includes a $0.6 million benefit from research and development tax credits that was realized in the quarter ended December 31, 2009 because we filed amended and current tax returns to utilize the tax credits for the fiscal years ended March 31, 2009, 2008, 2007 and 2006.  We have estimated that we will also utilize research and development tax credits during the fiscal year ended March 31, 2010 of between $0.1 million and $0.2 million.  A portion of this estimated amount is reflected in the quarter ended December 31, 2009, and the remaining amount will be reflected in the quarter ended March 31, 2010.

•                  Net income for the quarter was $1.5 million, or $0.08 per share, as compared to a net loss of $8.9 million, or $0.42 per share, in the same prior year quarter.  The prior year quarter results included approximately $11.1 million of non-cash goodwill and film cost impairment charges.

Fiscal Year to Date Financial Highlights:  December 31, 2009 Compared to December 31, 2008

For the nine month period ended December 31, 2009, net sales were $35.4 million as compared to $39.1 million in the same prior year period.  The Company reported net income during the nine month period ended December 31, 2009 of $3.3 million, or $0.17 per share, compared to a net loss of $6.4 million, or $0.28 per share, in the same prior year period. The nine month period ended December 31, 2008 included approximately $11.1 million of operating expenses related to non-cash goodwill and film cost impairment charges.  Cash flows from operations during the nine month period ended December 31, 2009 were $0.6 million as compared to $6.7 million during the same prior year period.  Cash flows from operations during the nine month period ended December 31, 2009 reflect $3.6 million of cash outflows related to producer-for-hire services and $1.1 million of cash outflows related to the production of an episodic series, and the Company expects to fully recover these amounts in the next nine months.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures as defined in Item 10 of Regulation S-K, including EBITDA and Adjusted EBITDA on a consolidated basis for the three and nine month periods ended December 31, 2009 and 2008.  The Company’s EBITDA and Adjusted EBITDA may not be calculated the same as other companies using those same terms.  The Company believes these measures provide useful information regarding the Company’s financial performance to management and to investors; however, these non-GAAP measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.  A reconciliation of EBITDA and Adjusted EBITDA as compared to the most directly comparable GAAP financial measure, net income (loss), is presented in a reconciliation table that follows our presentation of Consolidated Operating Results below.  The Company’s EBITDA is calculated as net income (loss) plus depreciation, plus amortization, plus or minus income taxes, plus or minus other income (expense); and the Company’s Adjusted EBITDA is calculated as EBITDA less cash paid for content, plus asset impairment charges.

Conference Call Information

New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time.  The participant phone number for the conference call is (877) 941-8609. To participate in the web cast please log onto www.noof.com and click on “Investor Relations” and then “Calendar of Events”.  A replay of the conference call will be available for seven days beginning after 1  p.m. Eastern Time on February 9, 2010 at (800) 406-7325, access code 4215769.  The replay will also be archived for twelve months on the corporate web site at www.noof.com. This press release can be found on the company’s corporate web site, www.noof.com, under “Investor Relations/News Releases”.

Cautionary Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. These forward-looking statements are covered by the safe harbor provisions for forward-looking statements. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes’’, “seeks”, “estimates”, or variations of such words are intended to identify such forward-looking statements.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements.  All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission (“SEC”) for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports.  Copies of these filings are available through the SEC’s electronic data gathering analysis and retrieval (EDGAR) system at www.sec.gov.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a leading producer and distributor of branded television networks and on-demand programming. The Company delivers nine full-time transactional adult-themed pay-per-view networks as well as video-on-demand services to cable and satellite operators world-wide. These services reach over 217 million network homes. The Company’s programming originates at New Frontier Media’s state of the art digital broadcast center in Boulder, Colorado. The Company owns thousands of hours of digital content and partners with movie studios to bring together a variety of transactional adult entertainment available today.

New Frontier Media’s Film Production segment produces original motion pictures that are distributed in the U.S. on premium movie channels, such as Cinemax® and Showtime®, and internationally on similar services. The Film Production segment also develops and produces original event programming that is widely distributed on satellite and cable pay-per-view. This segment also represents the work of a full range of independent film producers in markets around of the globe.

The Company is headquartered in Boulder, Colorado, and its common stock is listed on the Nasdaq Global Select Market under the symbol “NOOF.” For more information about New Frontier Media, Inc. contact Grant Williams, Chief Financial Officer, at (303) 444-0900, extension 2185, and please visit our web site at www.noof.com.

Consolidated Operating Results
(in thousands, except per share amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended December 31,		Nine Months Ended December 31,
	2009	2008	2009	2008

Net sales	$11,547	$12,619	$35,439	$39,055

Cost of sales	4,171	4,120	12,997	12,478

Gross margin	7,376	8,499	22,442	26,577

Operating expenses excluding impairment charges	6,162	6,572	18,157	20,453
Asset impairment charges	13	11,136	41	11,201
Total operating expenses	6,175	17,708	18,198	31,654

Operating income (loss)	1,201	(9,209)	4,244	(5,077)

Other income (expense)	(61)	436	(176)	467

Income (loss) before provision for income taxes	1,140	(8,773)	4,068	(4,610)

Provision for income tax benefit (expense)	365	(80)	(730)	(1,769)

Net income (loss)	$1,505	$(8,853)	$3,338	$(6,379)

Basic income (loss) per share	$0.08	$(0.42)	$0.17	$(0.28)

Diluted income (loss) per share	$0.08	$(0.42)	$0.17	$(0.28)

Average outstanding shares of common stock	19,481	21,314	19,490	22,732

Common stock and common stock equivalents	19,481	21,314	19,492	22,732

EBITDA and Adjusted EBITDA

	(Unaudited)		(Unaudited)
	Three Months Ended December 31,		Nine Months Ended December 31,
	2009	2008	2009	2008

Net Income (loss)	$1,505	$(8,853)	$3,338	$(6,379)

Adjustments:
Other income (expense)	61	(436)	176	(467)
Provision for income tax benefit (expense)	(365)	80	730	1,769
Depreciation and amortization	2,168	2,003	6,784	6,578
EBITDA	3,369	(7,206)	11,028	1,501
Cash paid for content(1)	(2,218)	(1,983)	(5,155)	(5,654)
Asset impairment charges	13	11,136	41	11,201
Adjusted EBITDA	$1,164	$1,947	$5,914	$7,048

(1) Amount includes total cash paid for prepaid distribution rights and capitalized film costs.

Consolidated Balance Sheets

(in thousands)

	December 31, 2009	March 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,200	$16,049
Restricted cash	98	16
Marketable securities	500	90
Accounts receivable, net	9,752	10,242
Deferred producer-for-hire costs	3,658	60
Taxes receivable	1,230	683
Deferred tax assets	—	358
Prepaid and other assets	1,583	1,592
Total current assets	31,021	29,090
Equipment and furniture, net	5,052	5,573
Prepaid distribution rights, net	10,970	10,933
Recoupable costs and producer advances, net	4,879	4,999
Film costs, net	6,926	6,672
Goodwill	8,599	8,599
Other identifiable intangible assets, net	1,141	1,630
Other assets	1,010	1,043
Total assets	$69,598	$68,539

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,155	$2,144
Producers payable	1,179	950
Deferred revenue	643	737
Accrued compensation	1,938	1,188
Deferred producer liabilities	1,793	1,970
Short-term debt	3,000	4,000
Deferred tax liabilities	216	—
Accrued and other liabilities	1,466	2,112
Total current liabilities	11,390	13,101
Deferred tax liabilities	88	903
Taxes payable	309	242
Other long-term liabilities	563	718
Total liabilities	12,350	14,964

Commitments and contingencies

Shareholders’ equity:
Common stock	2	2
Additional paid-in capital	54,958	54,702
Retained earnings (accumulated deficit)	2,341	(997)
Accumulated other comprehensive loss	(53)	(132)
Total shareholders’ equity	57,248	53,575
Total liabilities and shareholders’ equity	$69,598	$68,539

Consolidated Statements of Cash Flows

(In thousands)

	(Unaudited)
	Nine Months Ended December 31,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$3,338	$(6,379)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,784	6,578
Share-based compensation	384	792
Deferred taxes	(282)	(139)
Charge for asset impairments	41	11,201
Reveral of uncertain tax positions	—	(429)
Reversal of interest expense for uncertain tax positions	—	(429)
Changes in operating assets and liabilities
Accounts receivable	490	3,781
Accounts payable	(914)	(463)
Prepaid distribution rights	(2,872)	(3,548)
Film costs	(2,283)	(2,106)
Deferred producer-for-hire costs	(3,598)	(50)
Deferred revenue	(94)	(62)
Producers payable	229	(7)
Taxes receivable and payable	(477)	(252)
Recoupable costs and producer advances	92	(2,437)
Accrued compensation	750	(407)
Other assets and liabilities	(983)	1,049

Net cash provided by operating activities	605	6,693

Cash flows from investing activities:
Purchases of marketable securities	(1,000)	(2,011)
Redemptions of marketable securities	590	1,664
Purchases of equipment and furniture	(825)	(2,427)
Purchases of intangible assets	(90)	(764)
Payment of related party note arising from business acquisition	—	(21)

Net cash used in investing activities	(1,325)	(3,559)

Cash flows from financing activities:
Payments on short-term debt	(4,000)	—
Proceeds from short-term debt	3,000	4,000
Payment of long-term seller financing	(75)	—
Purchases of common stock	(56)	(8,355)
Payment of dividends	—	(2,982)

Net cash used in financing activities	(1,131)	(7,337)

Net decrease in cash and cash equivalents	(1,851)	(4,203)
Effect of exchange rate changes on cash and cash equivalents	2	(30)
Cash and cash equivalents, beginning of period	16,049	18,325

Cash and cash equivalents, end of period	$14,200	$14,092

Segment Summary Data (1)

(In millions)

	(Unaudited) Three Months Ended December 31,			(Unaudited) Nine Months Ended December 31,
	2009	2008	% change	2009	2008	% change

Net sales
Transactional TV	$9.1	$10.5	-13%	$28.1	$31.8	-12%
Film Production	2.2	1.8	22%	6.4	6.0	7%
Direct-to-Consumer	0.3	0.3	0%	0.9	1.2	-25%
Total net sales	11.5	12.6	-9%	35.4	39.1	-9%

Cost of sales
Transactional TV	3.0	2.9	3%	8.9	8.5	5%
Film Production	0.7	0.6	17%	2.6	2.5	4%
Direct-to-Consumer	0.4	0.6	-33%	1.6	1.5	7%
Total cost of sales	4.2	4.1	2%	13.0	12.5	4%

Operating expenses
Transactional TV	2.6	2.3	13%	7.6	7.2	6%
Film Production(2)	1.0	12.3	-92%	3.1	14.7	-79%
Direct-to-Consumer	0.1	0.5	-80%	0.4	1.6	-75%
Corporate Administration	2.4	2.5	-4%	7.2	8.1	-11%
Total operating expenses	6.2	17.7	-65%	18.2	31.7	-43%

Operating income (loss)
Transactional TV	3.5	5.2	-33%	11.6	16.2	-28%
Film Production	0.4	(11.2)	#	0.8	(11.3)	#
Direct-to-Consumer	(0.3)	(0.7)	57%	(1.1)	(1.9)	42%
Corporate Administration	(2.4)	(2.5)	4%	(7.2)	(8.1)	11%
Total operating income (loss)	$1.2	$(9.2)	#	$4.2	$(5.1)	#

(1) Amounts in this schedule may not sum due to rounding.

(2) Operating expenses during the three and nine month periods ended December 31, 2008 include a $10.0 million goodwill impairment charge and a $1.1 million film cost impairment charge.

# Represents an increase or decrease in excess of 100%.

Supplemental Revenue Data (1)
(In millions)

	(Unaudited)			(Unaudited)
	Three Months Ended December 31,			Nine Months Ended December 31,
	2009	2008	% change	2009	2008	% change

Transactional TV
VOD	$4.9	$5.2	-6%	$15.0	$16.1	-7%
PPV	4.0	5.1	-22%	12.6	15.1	-17%
Other	0.2	0.2	0%	0.6	0.6	0%
Total	$9.1	$10.5	-13%	$28.1	$31.8	-12%

Film Production
Owned content	$1.3	$1.2	8%	$4.5	$4.6	-2%
Repped content	0.8	0.4	#	1.7	1.0	70%
Other	0.1	0.2	-50%	0.2	0.4	-50%
Total	$2.2	$1.8	22%	$6.4	$6.0	7%

Direct-to-Consumer
Net membership	$0.2	$0.3	-33%	$0.7	$1.0	-30%
Other	0.1	0.1	0%	0.2	0.2	0%
Total	$0.3	$0.3	0%	$0.9	$1.2	-25%

(1) Amounts in this schedule may not sum due to rounding.

# Represents an increase or decrease in excess of 100%.